UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 16, 2025

Fidus Investment Corporation

(Exact name of registrant as specified in its charter)

Maryland	814-00861	27-5017321
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1603 Orrington Avenue, Suite 1005, Evanston, Illinois	60201
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 847-859-3940

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	FDUS	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On October 16, 2025, Fidus Investment Corporation (the “Company”) entered into a credit and security agreement (the “Credit Agreement”) relating to a special purpose vehicle credit facility (the “SPV Credit Facility”) by and among FIC Funding, LLC (the “SPV”), as borrower, the Company, as servicer and equityholder, ING Capital LLC, as administrative agent (the “Administrative Agent”) and lead arranger, Western Alliance Trust Company, N.A., as custodian, collateral agent, and collateral administrator, and the lenders from time to time parties thereto. The SPV Credit Facility provides for $175 million of initial commitments, and has an accordion feature that allows for an increase of the total commitments to up to $250 million, subject to certain conditions (including the consent of the Administrative Agent). The SPV Credit Facility has a reinvestment period until October 16, 2029 and matures on October 16, 2030. The advances under the SPV Credit Facility bear interest, subject to the Company’s election, on a per annum basis equal to one-month Term SOFR plus 0.11448% and an applicable margin ranging from 2.500% to 2.675%. The SPV pays a commitment fee that varies depending on the size of the unused portion of the SPV Credit Facility: (1) if the utilized portion of the aggregate commitments as of the close of business on such day is less than 35% of the aggregate commitments (the “Minimum Utilization Amount”), the commitment fee will equal the sum of (a) the then applicable margin multiplied by (i) the Minimum Utilization Amount minus (ii) the aggregate outstanding principal balance of the advances on such day and (b) 0.50% multiplied by 65% of the commitments and (2) if the utilized portion of the aggregate commitments is greater than or equal to the Minimum Utilization Amount, the commitment fee will equal 0.50% multiplied by the unused amount of the commitments.

Borrowing under the SPV Credit Facility is subject to, among other things, a minimum borrowing base. The SPV Credit Facility is secured primarily by a pledge of 100% of the equity interest in the SPV held by the Company and the SPV’s assets, which consist of certain bank loans or securities. The SPV has made customary representations and warranties and is required to comply with various covenants, reporting requirements and other customary requirements for similar credit facilities.

The description above is only a summary of the material provisions of the SPV Credit Facility and is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference herein.

Item 1.02	Termination of a Material Definitive Agreement

On October 16, 2025, the Company terminated in full (i) the amended and restated senior secured revolving credit agreement, dated as of April 24, 2019 (as amended from time to time, the “Revolving Credit Agreement”), by and among the Company, as borrower, the lenders party thereto, and ING Capital LLC, as administrative agent, arranger and bookrunner, and (ii) the amended and restated guarantee, pledge and security agreement, dated as of April 24, 2019 (as amended from time to time, the “Guarantee and Security Agreement”), by and among the Company, as borrower, the subsidiary guarantors party thereto, ING Capital LLC, as revolving administrative agent, each financing agent and designated indebtedness holder party thereto, and ING Capital LLC, as collateral agent. The Revolving Credit Agreement and the Guarantee and Security Agreement were terminated concurrent with the satisfaction of all obligations and liabilities of the Company to the lending parties thereunder, including, without limitation, payments of principal and interest, other fees, breakage costs and other amounts owing to the lending parties.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT NUMBER	DESCRIPTION

10.1	Credit and Security Agreement, dated as of October 16, 2025, by and among FIC Funding, LLC, as borrower, and Fidus Investment Corporation, as servicer and equityholder, ING Capital LLC, as administrative agent and as lead arranger, Western Alliance Trust Company, N.A., as custodian, collateral agent, and collateral administrator, and the lenders from time to time parties thereto

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 22, 2025	Fidus Investment Corporation

	By:	/s/ Shelby E. Sherard
Name: Shelby E. Sherard
Title: Chief Financial Officer and Secretary